Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

December 13, 2012	CLIENT/MATTER NUMBER 015428-0623

Regal-Beloit Corporation 200 State Street Beloit, Wisconsin 53511

Ladies and Gentlemen:

We have acted as counsel for Regal-Beloit Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-177908) (the “Registration Statement”), including the prospectus constituting a part thereof, dated November 10, 2011, as supplemented by the final prospectus supplement, dated December 13, 2012 (collectively, the “Prospectus”), filed or to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 2,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in a public offering and (ii) up to 412,500 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Offering Shares”).

In connection with our representation, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (iv) resolutions of the Company’s Board of Directors and the Pricing Committee of the Board of Directors of the Company relating to the authorization of the issuance of the Offering Shares subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.             The Company is a corporation validly existing under the laws of the State of Wisconsin.

2.             The Offering Shares, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

With respect to numbered paragraph (2) above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP